Exhibit 23.4

CONSENT OF QUALIFIED PERSON

The undersigned hereby consents to the inclusion in or incorporation by reference in the registration statement on Form S-8 and any amendments and supplements thereto (the “Registration Statement”) of Perpetua Resources Corp. (the “Company”) being filed with the U.S. Securities and Exchange Commission (“SEC”), of references to the undersigned’s name and to the use of, or the incorporation by reference of (i) the technical report summary titled “Stibnite Gold Project S-K 1300 Technical Report Summary, Valley County, Idaho, USA,” with an effective date of December 31, 2025 (the “Technical Report Summary”) and the use of scientific and technical information, including any mineral reserve and mineral resource estimates, from the Technical Report Summary (collectively, the “Technical Information”), which comply with the requirements under Subpart 1300 of Regulation S-K promulgated by the SEC, for which the undersigned is responsible, including extracts from or summaries of the Technical Information, and (ii) the information derived from the Technical Report Summary, including any quotation from or summarization of the Technical Report Summary, which are included in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2025.

DATED: March 31, 2026

/s/ James Norine
Name: James Norine
Title: Senior Vice President, Projects at Perpetua Resources Idaho, Inc., a wholly owned subsidiary of Perpetua Resources Corp.